Exhibit 99.1

SIRVA, INC.

Consolidated Statements of Operations

(Unaudited)

(In millions, except per share amounts)	For the Years Ended December 31,
		Restated	Restated
	2005	2004	2003
Revenues:
Service revenue	$2,169.2	$2,004.4	$1,759.0
Home sale revenue	1,510.2	1,227.3	827.0
Total revenues	3,679.4	3,231.7	2,586.0
Direct expenses:
Purchased transportation expense	1,286.7	1,185.1	1,079.5
Cost of homes sold	1,515.0	1,232.3	830.8
Other direct expense	501.2	445.5	350.5
Total direct expenses	3,302.9	2,862.9	2,260.8
Gross margin	376.5	368.8	325.2
Operating expenses:
General and administrative expense	423.8	310.4	245.3
Impairments	53.5	—	—
Restructuring expense	10.0	2.8	—
Intangibles amortization	11.6	6.2	4.2
Operating income (loss) from continuing operations	(122.4)	49.4	75.7
Interest expense, net	36.6	19.6	41.8
Debt extinguishment expense	—	1.8	37.6
Other expense (income), net	0.3	(0.6)	0.2
Income (loss) from continuing operations before income taxes	(159.3)	28.6	(3.9)
Income tax expense (benefit)*	97.6	2.7	(3.5)
Income (loss) from continuing operations	(256.9)	25.9	(0.4)
Income (loss) from discontinued operations, net of income tax (benefit) expense of $71.7, $(16.9) and $8.9, respectively*	(15.7)	(94.6)	13.9
Net income (loss)	$(272.6)	$(68.7)	$13.5
Basic income (loss) per share:
Income (loss) from continuing operations	$(3.48)	$0.36	$(0.01)
Income (loss) from discontinued operations	(0.21)	(1.31)	0.24
Net income (loss)	(3.69)	(0.95)	0.23
Diluted income (loss) per share:
Income (loss) from continuing operations	$(3.48)	$0.35	$(0.01)
Income (loss) from discontinued operations	(0.21)	(1.27)	0.24
Net income (loss)	(3.69)	(0.92)	0.23

* In the third quarter of 2005, the Company recorded a non-cash charge to establish a deferred tax asset valuation allowance of $118.5 for continuing operations and $17.3 for discontinued operations.

SIRVA, INC.

Consolidated Balance Sheets

(Unaudited)

(In millions, except share amounts)	At December 31,
		Restated
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$30.5	$72.1
Short-term investments	40.2	161.6
Accounts and notes receivable, net of allowance for doubtful accounts of $18.5 and $24.8, respectively	347.1	451.6
Mortgages held for resale	84.7	79.1
Relocation properties held for resale	119.3	90.1
Deferred income taxes	1.2	35.5
Assets held for sale	0.4	13.1
Other current assets	34.2	41.8
Total current assets	657.6	944.9
Property and equipment, net	114.1	163.2
Goodwill	329.7	396.9
Intangible assets, net	217.2	264.2
Assets held for sale	—	16.6
Other long-term assets	22.9	37.4
Total long-term assets	683.9	878.3
Total assets	$1,341.5	$1,823.2
Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$125.2	$129.9
Accounts payable	190.9	191.0
Accrued purchased transportation expense	74.4	76.7
Insurance loss and cargo claims reserves	25.9	82.2
Unearned premiums and other deferred credits	57.2	88.6
Accrued income taxes	63.0	38.2
Liabilities associated with assets held for sale	—	11.3
Other current liabilities	133.0	114.6
Total current liabilities	669.6	732.5
Long-term debt	422.3	532.4
Capital lease obligations	12.4	19.1
Insurance loss and cargo claims reserves	2.6	44.0
Deferred income taxes	49.1	3.5
Liabilities associated with assets held for sale	—	5.2
Other long-term liabilities	99.3	83.3
Total long-term liabilities	585.7	687.5
Total liabilities	1,255.3	1,420.0
Stockholders’ equity:
Common stock, $0.01 par value, 500,000,000 shares authorized with 76,537,345 issued and 73,943,366 outstanding at December 31, 2005, and 76,264,696 issued and 73,670,717 outstanding at December 31, 2004	0.8	0.8
Additional paid-in-capital	487.3	485.1
Accumulated other comprehensive (loss) income	(31.4)	15.2
Accumulated deficit	(360.4)	(87.8)
Total paid-in-capital and accumulated deficit	96.3	413.3
Less cost of treasury stock, 2,593,979 shares at December 31, 2005 and 2004	(10.1)	(10.1)
Total stockholders’ equity	86.2	403.2
Total liabilities and stockholders’ equity	$1,341.5	$1,823.2

SIRVA, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	For the Years Ended December 31,
		Restated	Restated
	2005	2004	2003
Cash flows from operating activities:
Net income (loss)	$(272.6)	$(68.7)	$13.5
Adjustments to reconcile net income (loss) to net cash (used for) provided by operating activities:
Depreciation and amortization	51.2	55.8	55.2
Write-off of deferred debt issuance costs	1.7	1.0	12.6
Loss on bond extinguishment	—	0.8	25.0
Deferred income taxes	74.5	(24.6)	4.4
Impairment of goodwill and other assets	82.4	87.2	―
Gain on sale of assets, net	(58.0)	(7.6)	(2.5)
Change in operating assets and liabilities:
Accounts and notes receivable	(18.1)	146.9	(22.5)
Originations of mortgages held for resale	(1,339.3)	(1,035.1)	(836.6)
Sales of mortgages held for resale	1,333.6	1,014.0	821.3
Accounts payable	(6.5)	11.1	4.3
Relocation properties related assets and liabilities	1.6	(58.7)	(27.0)
Insurance reserves - current	73.8	17.1	0.5
Other current assets and liabilities	43.3	(19.1)	32.9
Other long-term assets and liabilities	26.4	39.2	(1.5)
Net cash (used for) provided by operating activities	(6.0)	159.3	79.6

Cash flows from investing activities:
Capital expenditures	(27.4)	(35.4)	(28.6)
Proceeds from sale of property and equipment	3.6	14.3	6.5
Purchases of investments	(76.1)	(121.0)	(120.6)
Proceeds from sale or maturity of investments	65.4	97.7	99.0
Acquisitions, net of cash acquired	(1.1)	(105.0)	(33.0)
Dispositions, net of cash sold	112.6	―	―
Other investing activities	(0.7)	(1.5)	(2.4)
Net cash provided by (used for) investing activities	76.3	(150.9)	(79.1)

Cash flows from financing activities:
Borrowings on short-term and long-term debt	1,536.4	826.1	889.9
Repayments on short-term and long-term debt	(1,641.6)	(866.7)	(1,065.6)
Borrowings on mortgage and relocation facilities	1,351.7	1,070.3	887.8
Repayments on mortgage and relocation facilities	(1,354.1)	(1,046.8)	(853.0)
Repayments on capital lease obligations	(4.6)	(4.5)	(6.0)
Proceeds from issuance of common stock	1.3	―	250.6
Redemption of junior preferred obligation	—	―	(32.6)
Call premium on bond extinguishment	—	(0.8)	(25.0)
Proceeds from exercises of warrants	—	35.0	―
Payment of initial public offering costs	—	(2.4)	(20.6)
Other financing activities	(0.4)	(4.5)	(13.0)
Net cash (used for) provided by financing activities	(111.3)	5.7	12.5
Effect of exchange rate changes on cash and cash equivalents	(2.1)	(0.7)	3.1
Net (decrease) increase in cash and cash equivalents	(43.1)	13.4	16.1
Cash included in assets held for sale	1.5	(1.5)	―
Cash and cash equivalents at beginning of period	72.1	60.2	44.1
Cash and cash equivalents at end of period	$30.5	$72.1	$60.2